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                                                                    Exhibit 2(d)

                            ASSET PURCHASE AGREEMENT
                            ------------------------


         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of October 31, 2000 among the company or companies designated as Buyer on the signature page hereto (collectively, "Buyer") and the company or companies designated as Regent on the signature page hereto (collectively, "Regent").

                                    RECITALS
                                    --------

         A. Regent owns and operates the following radio broadcast stations (collectively, the "Stations") pursuant to certain authorizations issued by the
FCC:

            KTPI-FM and KAVC-AM licensed to Mojave and Tehachapi (i.e. Palmdale), California; and

            KOSS-FM, licensed to Rosamond, California.

         B. Buyer desires to purchase and Regent desires to sell the Station Assets (detailed below) in accordance with the terms and conditions of this Agreement.

                                    AGREEMENT
                                    ---------

         NOW, THEREFORE, taking the foregoing into account, and in consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:


ARTICLE 1: SALE OF ASSETS

         1.1. STATION ASSETS. On the terms and subject to the conditions hereof, on the Closing Date (defined below), Regent shall assign, transfer, convey and deliver to Buyer, and Buyer shall acquire from Regent, all of the right, title and interest of Regent in and to all of the assets, properties, interests and rights of Regent of whatsoever kind and nature, real and personal, tangible and intangible, which are used in the operation of the Stations and described in this Section 1.1, but excluding the Excluded Assets as hereafter defined (the "Station Assets"):

              (a) all licenses, permits and other authorizations which are issued to Regent by the FCC with respect to the Stations (the "FCC Licenses") including but not limited to those described on SCHEDULE 1.1(a), including any renewals or modifications thereof between the date hereof and Closing;



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              (b) all equipment, electrical devices, towers, antennae, cables, tools, hardware, office furniture and fixtures, office materials and supplies, inventory, motor vehicles, spare parts and other tangible personal property of every kind and description which are used in the operation of the Stations including but not limited to those listed on SCHEDULE 1.1(b), except any retirements or dispositions thereof made between the date hereof and Closing in the ordinary course of business and consistent with past practices of Regent (the "Tangible Personal Property");

              (c) all Time Sales Agreements and Trade Agreements (both defined in Section 2.1), Regent Real Property Leases (defined in Section 7.7), and other contracts, agreements, and leases which are used in the operation of the Stations and listed on SCHEDULE 1.1(c), together with all contracts, agreements, and leases made between the date hereof and Closing in the ordinary course of business that are used in the operation of the Stations (the "Station Contracts");

              (d) all of Regent's rights in and to the Stations' call letters and Regent's rights in and to the trademarks, trade names, service marks, franchises, copyrights, computer software, programs and programming material, jingles, slogans, logos, and other intangible property which are used in the operation of the Stations including but not limited to those listed on SCHEDULE 1.1(d) (the "Intangible Property");

              (e) Regent's rights in and to all the files, documents, records, and books of account (or copies thereof) relating to the operation of the Stations, including but not limited to the Stations' local public files, programming information and studies, blueprints, technical information and engineering data, advertising studies, marketing and demographic data, sales correspondence, lists of advertisers, credit and sales reports, and logs, but excluding records relating to the Excluded Assets (defined below); and

              (f) any real property which is used in the operation of the Stations (including any of Regent's appurtenant easements and improvements located thereon) including but not limited to those described on SCHEDULE 1.1(f) (the "Real Property").

         The Station Assets shall be transferred to Buyer free and clear of all Liens except for (i) Assumed Obligations (defined below), (ii) liens for taxes not yet due and payable and for which Buyer receives a credit pursuant to
Section 3.3, (iii) such liens (not related to Regent indebtedness), easements, rights of way, building and use restrictions, exceptions, reservations and limitations common for properties of such nature that do not, and are unlikely to, in any material respect detract from the value of the property subject thereto or impair the use thereof in the ordinary course of the business of the Stations, and (iv) any items listed on SCHEDULE 1.1(b) (collectively, "Permitted Liens").

         1.2. EXCLUDED ASSETS Notwithstanding anything to the contrary contained herein, the Station Assets shall not include the following assets along with all rights, title and interest therein (the "Excluded Assets"):


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              (a) all cash and cash equivalents of Regent, including without limitation certificates of deposit, commercial paper, treasury bills, marketable securities, asset or money market accounts and all such similar accounts or investments;

              (b) all accounts receivable or notes receivable of Regent arising in the operation of the Stations prior to Closing;

              (c) all tangible and intangible personal property of Regent disposed of or consumed in the ordinary course of business of Regent between the date of this Agreement and Closing;

              (d) all Station Contracts that terminate or expire prior to Closing in the ordinary course of business of Regent;

              (e) Regent's name, corporate minute books, charter documents, corporate stock record books and such other books and records as pertain to the organization, existence or share capitalization of Regent, duplicate copies of the records of the Stations, and all records not relating exclusively to the operation of the Stations;

              (f) contracts of insurance, and all insurance proceeds or claims made thereunder;

              (g) all pension, profit sharing or cash or deferred (Section 401(k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Regent; and

              (h) any rights, properties or assets described on SCHEDULE 1.2(h), and all rights, properties and assets not specifically described in Section 1.1.


ARTICLE 2: ASSUMPTION OF OBLIGATIONS
------------------------------------

         2.1. BUYER ASSUMED OBLIGATIONS. On the Closing Date, Buyer shall assume the obligations of Regent (the "Assumed Obligations") arising after Closing under the Station Contracts or which were entered into in the ordinary course of business and (i) do not have a term of more than one (1) year, (ii) represent an obligation to Regent of not more than fifty thousand dollars ($50,000.00), and
(iii) can be terminated by Regent with no more than ninety (90) days notice, and including without limitation all agreements for the sale of advertising time on the Stations for cash in the ordinary course of business (TIME Sales Agreements") and all

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agreements for the sale of advertising time on the Stations for non-cash consideration ("Trade Agreements").

         2.2. REGENT RETAINED OBLIGATIONS. Buyer does not assume or agree to discharge or perform and will not be deemed by reason of the execution and delivery of this Agreement or any agreement, instrument or document delivered pursuant to or in connection with this Agreement or otherwise by reason of the consummation of the transactions contemplated hereby, to have assumed or to have agreed to discharge or perform, any liabilities, obligations or commitments of Regent of any nature whatsoever whether accrued, absolute, contingent or otherwise and whether or not disclosed to Buyer, other than the Assumed Obligations (the "Retained Obligations").

ARTICLE 3: CASH PAYMENT
-----------------------

         3.1. CASH PAYMENT. Regent shall at Closing (defined below) deliver to Buyer by wire transfer of immediately available funds $13,465,000, subject to adjustment pursuant to Section 3.3 (the "Cash Payment").

         3.2. DEPOSIT ESCROW. Within one business day of the date of this Agreement, Buyer shall deposit $1,000,000 in cash (the "Deposit") with Fifth Third Bank, N.A., Cincinnati, Ohio (the "Escrow Agent") pursuant to an Escrow Agreement of even date herewith among Regent, Buyer and Escrow Agent. At Closing, the Deposit shall be applied to the Cash Payment and any interest accrued on the Deposit shall be disbursed to Buyer. If this Agreement is terminated by Regent pursuant to Section 16.1(c) and Regent is entitled to liquidated damages pursuant to Section 16.3, the Deposit and any interest accrued thereon shall be paid to Regent as such liquidated damages. If this Agreement is terminated for any other reason, the Deposit and any interest accrued thereon shall be disbursed to Buyer.

         3.3. PRORATIONS AND ADJUSTMENTS. Except as provided in the Time Brokerage Agreement (as defined herein) or as otherwise provided herein, all deposits, reserves and prepaid and deferred income and expenses arising from the conduct of the business and operations of the Stations shall be prorated in accordance with generally accepted accounting principles as of 11:59 p.m. on the date immediately preceding the Closing Date. Such prorations shall include, without limitation, all ad valorem, real estate and other property taxes (but excluding transfer taxes which shall be paid as set forth in Section 13.1), business and license fees, music and other license fees (including any retroactive adjustments thereof), utility expenses, amounts due or to become due under contracts, rents, lease payments and similar prepaid and deferred items. Real estate taxes shall be apportioned on the basis of taxes assessed for the preceding year, with a reapportionment, if any, as soon as the new tax rate and valuation can be ascertained. Except as otherwise provided herein, the prorations and adjustments contemplated by this Section 3.3, to the extent practicable, shall be made on the Closing Date. As to those prorations and adjustments not capable of being ascertained on the Closing Date, an adjustment and proration shall be made within ninety (90) calendar days of the Closing Date. In the event of any disputes between the parties as to such adjustments, the amounts not in dispute shall nonetheless be paid

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at the time provided herein and such disputes shall be determined by an independent certified public accountant mutually acceptable to the parties, and the fees and expenses of such accountant shall be paid one-half by Buyer and one-half by Regent.

         3.4. ALLOCATION. Subject to Section 3.1, the values of the assets comprising the Station Assets shall be determined by an appraisal (the "Appraisal") prepared by Bond & Pecaro (whose fees shall be paid one-half by Buyer and one-half by Regent), which Appraisal shall be used by all parties for all tax purposes.


ARTICLE 4: CLOSING
------------------

         4.1. CLOSING . The consummation of the sale of assets under this Agreement (the "Closing") shall occur on a date (the "Closing Date") and at a time and place designated solely by Buyer after FCC Consent (defined below), subject to satisfaction or waiver of the conditions to Closing contained herein (other than those to be satisfied at Closing), provided however, that Buyer may in its sole discretion waive the requirement that the FCC Consent become a final order and elect to close at any time (upon not less than five (5) business days' notice to Regent) after the release of initial FCC approval on public notice that it has consented to the transaction contemplated hereby ("Initial Approval"). Buyer shall provide Regent with notice of the Closing Date at least three (3) business days prior to the Closing, however, Buyer reserves the right to extend the Closing Date without penalty, provided, however, the Closing Date shall not be extended beyond a date which is ninety (90) days after the satisfaction or waiver of all of the conditions to Closing contained herein, (other than those to be satisfied at Closing). If requested by Buyer, prior to Closing the parties shall hold a pre-closing conference at a time and place designated by Buyer, at which the parties shall provide (for review only) all documents to be delivered at Closing under this Agreement, each duly executed but undated, and otherwise confirm their ability to timely consummate the Closing. If Closing occurs on Initial Approval, and prior to the FCC Consent becoming a final order the FCC Consent is reversed or otherwise set aside pursuant to a final order of the FCC (or court of competent jurisdiction), then the parties shall comply with such order in a manner that otherwise complies with applicable law and returns the parties to the status quo ante in all material respects.

ARTICLE 5: GOVERNMENTAL CONSENTS
--------------------------------

         Closing is subject to and conditioned upon (i) prior FCC consent (the "FCC Consent") to the assignment of the FCC Licenses to Buyer, (ii) United States Department of Justice ("DOJ") prior approval (if necessary) (the "DOJ Consent") of the transactions contemplated hereby, and (iii) expiration or termination of any applicable waiting period ("HSR Clearance") under the HSR Act (defined below).

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         5.1. FCC. Within ten (10) days of the date hereof, Buyer and Regent shall file applications with the FCC (the "FCC Application") requesting the FCC Consent. Buyer and Regent shall diligently prosecute the FCC Application and otherwise use their best efforts to obtain the FCC Consent as soon as possible. If the FCC Consent imposes upon Buyer any condition that Buyer can satisfy by the payment of $100,000 or less, Buyer shall comply therewith, but only if such condition can be satisfied by the payment by Buyer of $100,000 or less.

         5.2. HSR. If required and if not previously filed, then within five (5) business days after the execution of this Agreement, Buyer and Regent shall make any required filings with the Federal Trade Commission and the DOJ pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the transactions contemplated hereby (including a request for early termination of the waiting period thereunder), and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation.

         5.3. GENERAL . Buyer and Regent shall notify each other of all documents filed with or received from any governmental agency with respect to this Agreement or the transactions contemplated hereby. Buyer and Regent shall furnish each other with such information and assistance as the other may reasonably request in connection with their preparation of any governmental filing hereunder.

ARTICLE 6: REPRESENTATIONS AND WARRANTIES OF BUYER
--------------------------------------------------

         Buyer makes the following representations and warranties to Regent:

         6.1. ORGANIZATION. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified, or will be qualified at Closing, to do business in California. Buyer has the requisite power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto (collectively, the "Buyer Ancillary Agreements"), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

         6.2. AUTHORIZATION. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by all necessary action of Buyer and do not require any further authorization or consent of Buyer. This Agreement is, and each Buyer Ancillary Agreement when executed and delivered by Buyer and the other parties thereto will be, a legal, valid and binding agreement of Buyer enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to



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general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         6.3. NO CONFLICTS. Neither the execution and delivery by Buyer of this Agreement and the Buyer Ancillary Agreements, the consummation by Buyer of any of the transactions contemplated hereby or thereby nor compliance by Buyer with or fulfillment by Buyer of the terms, conditions and provisions hereof or thereof will: (i) conflict with any organizational documents of Buyer or any law, judgment, order, or decree to which Buyer is subject, or (ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental or regulatory authority or body, except the FCC Consent and, if applicable, the DOJ Consent and HSR Clearance.

         6.4. NO FINDER. No broker, finder or other person is entitled to a commission, brokerage fee or other similar payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or action of Buyer or any party acting on Buyer's behalf.

         6.5. BUYER'S QUALIFICATIONS . To the best of Buyer's knowledge, there are no facts which, under the Communications Act, or the existing rules and regulations of the FCC, would disqualify Buyer as an assignee of the FCC Licenses. Buyer has, and will continue to have until Closing, funds committed and readily available to it sufficient to pay all amounts due at Closing.


ARTICLE 7: REPRESENTATIONS AND WARRANTIES OF REGENT
---------------------------------------------------

         Regent makes the following representations and warranties to Buyer:

         7.1. ORGANIZATION. Regent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in California. Regent has the requisite power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Regent pursuant hereto (collectively, the "Regent Ancillary Agreements"), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

         7.2. AUTHORIZATION. The execution, delivery and performance of this Agreement and the Regent Ancillary Agreements by Regent have been duly authorized and approved by all necessary action of Regent and do not require any further authorization or consent of Regent. This Agreement is, and each Regent Ancillary Agreement when executed and delivered by Regent and the other parties thereto will be, a legal, valid and binding agreement of Regent


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enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         7.3. NO CONFLICTS. Neither the execution and delivery by Regent of this Agreement and the Regent Ancillary Agreements or the consummation by Regent of any of the transactions contemplated hereby or thereby nor compliance by Regent with or fulfillment by Regent of the terms, conditions and provisions hereof or thereof will: (i) conflict with any organizational documents of Regent or any law, judgment, order, or decree to which Regent is subject or, except as set forth on SCHEDULE 1.1(c), any Regent Station Contract; or (ii) require the approval, consent, authorization or act of, or the making by Regent of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental or regulatory authority or body, except the FCC Consent and, if applicable the DOJ Consent, and HSR Clearance.

         7.4. FCC LICENSES. Regent is the holder of the FCC Licenses described on SCHEDULE 1.1(a) which lists all of the material FCC Licenses for the Stations. The FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. Except as described on SCHEDULE 1.1(a), to the actual knowledge of the station general managers of any of the Stations, (i) each Station is operating with maximum power and facilities specified in the respective License, (ii) none of the Stations is causing objectionable interference to the transmissions of any other broadcast station or communications facility and (iii) no other broadcast station or communications facility is causing objectionable interference to the transmissions of any Station. There is not pending any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the FCC Licenses (other than proceedings to amend FCC rules of general applicability), and there is not now issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture against Regent with respect to the Stations. The Stations are operating in compliance in all material respects with the FCC Licenses, the Communications Act, and the rules, regulations and policies of the FCC. The "Public Inspection Files" for each of the respective Stations will be substantially complete and in material compliance with Section 73.3526 of the FCC's rules and regulations on the Closing Date. The transmitters for each of the respective Stations now operate in a manner such that any FCC action for which environmental factors must be considered would not constitute a major action as defined in 47 C.F.R. 1.1305 or any subsequent radio frequency radiation limitation provisions; and all required proofs of performance or measurements have been, or will be, timely completed and filed at the respective Stations, as applicable, or the FCC, as may be required. Regent has paid to the FCC the annual FCC regulatory fees, as required and due for the Stations and the FCC Licenses associated therewith.

         7.5. TAXES. Regent has, in respect of the Stations' business, filed all foreign, federal, state, county and local income, excise, property, sales, use, franchise and other tax returns and


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reports which are required to have been filed by it under applicable law and has paid all taxes which have become due pursuant to such returns or pursuant to any assessments which have become payable.

         7.6. PERSONAL PROPERTY. SCHEDULE 1.1(b) contains a list of all material items of Tangible Personal Property included in the Station Assets. Regent has title to the Tangible Personal Property free and clear of Liens other than Permitted Liens. The items of Tangible Personal Property listed on Schedule 1.1(b) are in all material respects in good working condition, ordinary wear and tear excepted.

         7.7. REAL PROPERTY. SCHEDULE 1.1(f) contains a description of all material real property used by Regent in the operation of the Stations. Regent has fee simple title to the owned Real Property ("Owned Real Property") free and clear of Liens other than Permitted Liens. SCHEDULE 1.1(f) includes a description of each material real property lease or similar agreement included in the Station Assets (the "Real Property Leases"). The Owned Real Property includes, and the Real Property Leases provide, access to the Stations' facilities. To Regent's knowledge, the Real Property is not subject to any suit for condemnation or other taking by any public authority. Except as described in
Schedule 1.1(f), to the actual knowledge of the station general managers of any of the Stations, none of the buildings, structures, improvements or fixtures, including, but not limited to, any ground systems or guy anchors, constructed on any of the Buyer Owned Real Property encroach upon adjoining real property ("Encroachment Representation").


         7.8. CONTRACTS. Schedule 1.1(c) contains a description of all material Station Contracts. Each of the Station Contracts (including without limitation each of the Real Property Leases) is in effect and is binding upon Regent and, to Regent's knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally). Regent has performed its obligations under each of the Station Contracts in all material respects, and is not in material default thereunder, and to Regent's knowledge, no other party to any of the Station Contracts is in default thereunder in any material respect.

         7.9. ENVIRONMENTAL. Except as set forth in any environmental report delivered by Regent to Buyer prior to the date of this Agreement and except as set forth on SCHEDULE 1.1(f), to Regent's knowledge, (i) Regent, the Station Assets, including without limitation the Stations, the Owned Real Property and real property that is subject to the Real Property Leases ("Leased Premises") are in compliance in all material respects with applicable environmental laws,
(ii) there are no Hazardous Materials (as defined below) located at or upon the Station Assets, including without limitation the Stations, the Owned Real Property, the Leased Premises, or the


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Tangible Personal Property, in violation of applicable environmental laws, nor have any Hazardous Materials been stored or deposited thereat in violation of applicable environmental laws, to Regent's best knowledge, at any time in the past, except for lubricants, cleaners or other consumer products that are maintained in limited quantities for routine maintenance purposes, and (iii) Regent has complied in all material respects with all environmental, health and safety laws applicable to the Stations. Except as set forth in Schedule 1.1(f), Regent has not received, nor has any knowledge of, any complaint, notice, or order from any person or any agency of the federal, state or local government, with regard to air emissions, water discharges, noise emissions or Hazardous Materials affecting the Station Assets, including without limitation the Stations, the Tangible Personal Property, or the Owned Real Property, the Leased Premises or any portion thereof. For the purposes of this Agreement, the term "Hazardous Materials" shall mean toxic materials, hazardous wastes, hazardous substances, pollutants or contaminants, asbestos or asbestos-related products, PCB's, petroleum, crude oil or any fraction or distillate thereof (as such terms are defined in any applicable federal, state or local laws, ordinances, rules and regulations, and including any other terms which are or may be used in any applicable environmental laws to define prohibited or regulated substances).

         7.10. INTANGIBLE PROPERTY. SCHEDULE 1.1(d) contains a description of the material Intangible Property included in the Station Assets. Except as set forth on SCHEDULE 1.1(d), Regent has received no notice of any claim that its use of the Intangible Property infringes upon any third party rights. Except as set forth on SCHEDULE 1.1(d), Regent owns or has the right to use the Intangible Property free and clear of Liens other than Permitted Liens.

         7.11. COMPLIANCE WITH LAW. Regent has complied in all material respects with all laws, regulations, rules, writs, injunctions, ordinances, franchises, decrees or orders of any court or of any foreign, federal, state, municipal or other governmental authority which are applicable to the Station Assets or the operation of the Stations. There is no action, suit or proceeding pending or threatened against Regent in respect of the Stations or the Station Assets that will subject Buyer to liability or which questions the legality or propriety of the transactions contemplated by this Agreement. To Regent's knowledge, there are no governmental claims or investigations pending or threatened against Regent in respect of the Stations (except those affecting the industry generally).

         7.12. NO FINDER. No broker, finder or other person is entitled to a commission, brokerage fee or other similar payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or action of Regent or any party acting on Regent's behalf.

         7.13. LABOR RELATIONS. That, except as disclosed in SCHEDULE 1.1(c) or
SCHEDULE 7.13, respecting the Stations, Regent is not, a party to (i) any labor contract, (ii) any vacation pay, severance pay or other so-called fringe benefit arrangement with its employees, or (iii) any employment contract or agreement which is not terminable upon termination notice of thirty (30) days. No employee of Regent is represented by a union or other collective bargaining unit, no application for recognition as a collective bargaining unit has been filed with the National Labor


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Relations Board; and to the best knowledge of Regent, there has been no concerted effort to unionize Regent's employees. There are no material controversies pending or, to the best knowledge of Regent, threatened between the Regent and any of its employees.

         7.14. PERSONNEL DATA. Concurrent with the execution of this Agreement, and subject to strict confidentiality, delivered by Regent and initialed by or on behalf of each party, is an accurate statement showing, as of the date thereof:

                  (a) PRESENT EMPLOYEES. The names and positions of all persons currently employed by Regent exclusively in connection with the maintenance and operation of the Stations, together with a statement of the amount paid or payable to each such person for such services and the basis thereof, their respective dates of hiring, and any accrued sick, personal or vacation days for each (or pay in lieu thereof);

                  (b) COMPENSATION POLICIES. Regent's policies, procedures and practices as to payment of salaries and commissions, sick pay, personal days and vacation time; and

                  (c) OTHER BENEFITS. A description of any other material compensation or personnel benefits in effect for Regent's employees.

         7.15. EMPLOYEE BENEFIT AND PENSION PLANS. Regent has not incurred: (i) any material accumulated funding deficiency within the meaning of ERISA; or (ii) any material liability to the Pension Benefit Guaranty Corporation established under ERISA (or any successor thereto under ERISA) in connection with any pension plan established or maintained by it. Regent has not had any Tax assessed against it by the Internal Revenue Service for any alleged violation under Section 4975 of the Internal Revenue Code. To Regent's best knowledge, Regent does not have any unfunded liability under a plan or a contingent liability with withdrawal from a multi-employer pension plan except as disclosed in the Financial Statements. It is not a principal purpose of the transactions contemplated by this Agreement to evade or avoid liability under Sections 4069 or 4212 of ERISA. Regent does not have any liability with respect to any withdrawal from a multiemployer plan by any "person" within the meaning of ERISA Sec. 3(9) which would be regarded together with the Regent as a "single employer" under Code Sections 414(b), (c), (m) or (o). Regent has not ever maintained or contributed to a defined benefit pension plan, as defined in
Section 3(35) of ERISA.

         7.16. ABSENCE OF INSOLVENCY. No insolvency proceedings of any character including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Regent or any of the Station Assets, are pending or, to the best knowledge of Regent, threatened, and Regent has made no assignment for the benefit of creditors, nor taken any action with a view to, or which would constitute the basis for the institution of any such insolvency proceedings.

         7.17. FULL DISCLOSURE. No representation or warranty made by Regent contained in this Agreement nor any certificate, document or other instrument furnished or to be furnished by Regent pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make any statement contained herein or therein not misleading. Regent is not aware of any impending or contemplated event or occurrence that would cause any of the foregoing representations not to be true and complete on the date of such event or occurrence as if made on that date.

         7.18. COMPLETENESS OF STATION ASSETS. The schedules hereto describing the Station Assets are true and accurate listings of all the material Station Assets owned by Regent and used by Regent in the operation of the Stations. Except as provided in SECTION 1.2 , and its subparts, there is no material asset used or required by Regent in the normal conduct of the Stations operations which is not owned or leased by Regent and which is not listed or otherwise identified on the schedules hereto.

ARTICLE 8: TIME BROKERAGE AND ACCOUNTS RECEIVABLE
           --------------------------------------

         8.1. TIME BROKERAGE AGREEMENT. Promptly upon the later of (a) the expiration of the 30-day public notice period following the FCC acceptance of the FCC Application, or (b) January 1, 2001 (or at such other date as the parties may agree), unless a petition or objection has been filed (and in that event as soon thereafter as such petition or objection is no longer pending), Buyer and Regent will enter into a Time Brokerage Agreement in the form of Exhibit A hereto (the "Time Brokerage Agreement"), pursuant to which Regent will make available to Buyer the broadcast transmission facilities of the Stations and/or cause to be broadcast on the Stations Buyer's programming from the Commencement Date (as defined in the Time Brokerage Agreement) and during the term thereof. An Event of Default by either party under the Time Brokerage Agreement shall constitute a material default under this Agreement and insofar as the cure period specified in the Time Brokerage Agreement has expired with respect to such default, no further cure period shall be afforded under the provisions hereof.

         8.2. ACCOUNTS RECEIVABLE. All accounts receivable arising prior to the Commencement Date of the Time Brokerage Agreement in connection with the operation of the Stations, including but not limited to accounts receivable for advertising revenues for programs and announcements performed prior to the Commencement Date and other broadcast revenues for services performed prior to the Commencement Date, shall remain the property of Regent (the A Accounts Receivable") and Buyer shall not acquire any right or interest therein. Buyer shall collect the Accounts Receivable remit collections to Regent in accordance with Section 13 of the Time Brokerage Agreement. For such period remaining after Closing, if any, which is within 120 days, inclusive, after the Commencement Date (the "Collection Period"), Buyer shall collect the Accounts Receivable in the normal and ordinary course of Buyer's business and shall apply all such amounts collected to the debtor's oldest account receivable first. Buyer's obligation shall not extend to the institution of litigation, employment of counsel or a collection agency or any other extraordinary means of collection. During the Collection Period, neither Regent nor its agents shall make any direct solicitation of any such account debtor for collection purposes or institute litigation for the collection of amounts due. Any amounts relating to the Accounts Receivable that are paid directly to Regent shall be retained by Regent (and it shall inform Buyer thereof). Within ten calendar days after the end of each month, Buyer shall make a payment to Regent equal to the amount of all collections of Regent Accounts Receivable during the preceding month. At the end of the Collection Period any remaining Accounts Receivable shall be returned to Regent for collection.

ARTICLE 9: COVENANTS
--------------------

         9.1. REGENT'S COVENANTS. Regent covenants and agrees with respect to the Stations that, between the date hereof and Closing, except as permitted by this Agreement, or required or otherwise provided for by the Time Brokerage Agreement, or with the prior written consent of Buyer, which shall not be unreasonably withheld, Regent shall:

              (a) operate the Stations in the ordinary course of business consistent with past practice, including retaining the current format and programming (including the content thereof) and spending for promotions, advertising and research at levels shown on budgets delivered to Buyer and in all material respects in accordance with FCC rules and regulations and with all other applicable laws, regulations, rules and orders;

              (b) not, other than in the ordinary course of business in accordance with past practice, (i) sell, lease or dispose of or agree to sell, lease or dispose of any of the Station Assets, (ii) create, assume or permit to exist any Liens upon the Station Assets, except for Permitted Liens, (iii) amend or terminate any Station Contract or enter into any new contracts (except for Time Sales Agreements) which (x) have a term of more than one (1) year, (y) represent an obligation to Regent of more than fifty thousand dollars ($50,000.00), and (z) cannot be terminated by Regent with no more than ninety
(90) days notice, or (iv) except as provided for by the Regent budgets delivered to Buyer, grant any increases in the compensation of its employees;

              (c) furnish Buyer with such information relating to the Station Assets as Buyer may reasonably request including weekly sales projections and monthly income statements, at Buyer's expense and provided such request does not interfere unreasonably with the business of the Stations, and provide Buyer access to the Stations, Station Assets and personnel upon reasonable request and notice to Regent; and

              (d) provide such other customary documents as may be reasonably necessary for the implementation and consummation of this Agreement.

ARTICLE 10: JOINT COVENANTS
            ---------------

Buyer and Regent hereby covenant and agree that between the date hereof and
Closing:

         10.1. COOPERATION. Subject to express limitations contained elsewhere herein, each party (i) shall cooperate fully with one another in taking any reasonable actions (including without limitation, reasonable actions to obtain the required consent of any governmental instrumentality or any third party) necessary or helpful to accomplish the transactions contemplated by this Agreement, including but not limited to the prompt satisfaction of any condition to Closing set forth herein, and (ii) shall not take any action that conflicts with its obligations hereunder or that causes its representations and warranties to become untrue in any material respect.

         10.2. CONTROL OF STATIONS. Buyer shall not, directly or indirectly, control, supervise or direct the operations of the stations prior to Closing. Except as provided in the Time Brokerage Agreement, such operations, including complete control and supervision of all programs, employees and policies, shall be the sole responsibility of Regent.

         10.3. CONSENTS TO ASSIGNMENT. Except as otherwise provided herein, Regent shall use commercially reasonable efforts to obtain any third party consents necessary for the assignment of any Station Contract (which shall not require any payment to any such third party). To the extent that any such contract may not be assigned without the consent of any third party, and such consent is not obtained prior to Closing, this Agreement and any assignment executed pursuant hereto shall not constitute an assignment thereof, but to the extent permitted by law shall constitute an equitable assignment and assumption of rights and obligations thereunder, with Regent making available to Buyer the benefits thereof and Buyer performing the obligations thereunder on Regent's behalf; provided, however, Regent shall indemnify (pursuant to Article 15 of this Agreement) Buyer for Damages (as hereafter defined) as a result of Regent's failure to have obtained a consent to assignment with respect to any of the leases for the main transmitter sites and studio sites included in Section 1.1(f), including but not limited to those listed on SCHEDULE 1.1(f).

         10.4. EMPLOYEE MATTERS. Pursuant to Section 7.14(a) Regent has provided Buyer a list (with name, position and base salary) of all of their respective employees employed at the Stations and who work primarily for those stations. Buyer may interview and elect to hire effective as of the Commencement Date of the Time Brokerage Agreement or as of the Closing Date (and not otherwise) any or all of the Regent employees on the list with the exception of Richard Peabody (a.k.a. Ric Morgan) and Bill Hurley who will be retained by Regent but who shall continue to work in their present positions until the Commencement Date. Buyer is obligated to hire only those employees who are under employment contracts (and assume the obligations and liabilities under such employment contracts) which are included in Station Contracts. With respect to employees hired by Buyer ("Transferred Employees"), to the extent permitted by law Regent shall provide access to its personnel records and such other information as may be reasonably requested prior to Closing. For a period of twelve (12) months after Closing or until the termination of the Time Brokerage Agreement if this Agreement has been terminated, Regent will not hire, solicit or induce for hire or make any offer or attempt to hire, any of the Transferred Employees. Provided, however, Regent may six (6) months after Closing or upon termination of the Time Brokerage Agreement if this Agreement has been terminated (but not before) hire or solicit for hire any of its former employees who are not Transferred Employees. With respect to such hired employees, Regent shall be responsible for the payment of all compensation and accrued employee benefits payable by it until the Commencement Date of the Time Brokerage Agreement (or the Closing Date in the event the Closing occurs prior to the Commencement Date) and thereafter Buyer shall be responsible for all such obligations payable by it. Buyer shall cause all employees it hires to be eligible to participate in its "employee welfare benefit plans" and "employee pension benefit plans" (as defined in Section 3(1) and 3(2) of ERISA, respectively) in which similarly situated employees are generally eligible to participate and to the extent any such plans exist; provided, however, that all such employees and their spouses and dependents shall be eligible for coverage immediately after the Commencement Date of the Time Brokerage Agreement or Closing Date, as applicable (and shall not be excluded from coverage on account of any pre-existing condition), to the extent provided under such employee welfare benefit plans, and in the event immediate coverage is not available under such plans, coverage for any gap period shall be provided to such employees at Buyer's cost either pursuant to COBRA or other arrangements under Regent's plans. For purposes of any length of service requirements, waiting periods, vesting periods or differential benefits based on length of service in any such employee welfare benefit plans for which such employees may be eligible after the Commencement Date of the Time Brokerage Agreement (to the extent any such plans exist), Buyer shall ensure that service with Regent shall be deemed to have been service with the Buyer. No such service credit must be granted with respect to participation or eligibility in any employee pension benefit plan, to the extent any such plans exist. Notwithstanding any other provision contained herein, Buyer shall grant credit to each such employee for all unused sick leave accrued as of the Commencement Date of the Time Brokerage Agreement as an employee of Regent. Notwithstanding any other provision contained herein, Buyer shall assume and discharge Regent's liabilities for the payment of all unused vacation leave accrued by such employees of Regent as of the Commencement Date of the Time Brokerage Agreement, provided, that Buyer shall receive a proration credit in accordance with Section 3.2 for all earned but unused vacation and sick leave so assumed.

         10.5. 1031 EXCHANGE. At or prior to Closing, either party may assign its rights under this Agreement (in whole or in part) to a qualified intermediary (as defined in Treasury regulation section 1.1031(k)-1(g)(4)) or similar entity or arrangement ("Qualified Intermediary"). Upon any such assignment, prompt written notice thereof shall be given to the other party, which shall cooperate with the reasonable requests of the assigning party and any Qualified

Intermediary in connection therewith. Without limiting the generality of the foregoing, if notice of such agreement is given, the other party shall (i) promptly provide written acknowledgment of such notice and (ii) at Closing, convey all or part of the Station Assets and make all or part of the Cash Payment (each as designated in writing by the Qualified Intermediary) to or on behalf of the Qualified Intermediary (which payment and conveyance shall, to the extent thereof, satisfy the obligation to make such conveyance and payment hereunder). Either party's assignment to a Qualified Intermediary will not relieve it of any of its duties or obligations herein. Except for the obligations set forth in this Section, the other party shall not have any liability or obligation to the assigning party for the failure of such other exchange to qualify as a like kind exchange under Section 1031 of the Code unless such failure is the result of the material breach or default by such other party under this Agreement.

         10.6. LEASE OF KAVC-AM TOWER SITE. Concurrently with the execution and delivery of this Agreement, Regent and Buyer shall enter into a lease, commencing on the earlier of the Commencement Date of the Time Brokerage Agreement or a date 60 days after the date hereof, and continuing for a lease term ending December 31, 2050, by which Regent shall lease to Buyer, and Buyer shall lease from Regent, for the continued purpose of a broadcast tower site (and all uses incidental thereto) the real property currently used as the tower site for KAVC-AM located at Highway 58, Mojave, Kern County, California and all improvements thereon (the "Tower Site"). The lease will provide for an annual rent of One Dollar ($1.00); will be assignable by both Regent and Buyer (in the case of Buyer, with the prior written consent of lessor, except for assignment to the assignee of the FCC licenses, authorizations and permits of the Station); and otherwise will be substantially in the same form as that attached hereto as Exhibit B (the "Lease").

         It is contemplated that Kern County will purchase this property subject to the existence of this Lease as provided in Section 11.3 below and following such purchase will take, in cooperation with Regent, certain remedial measures to contain burn ash and any concentration of heavy metals and other hazardous materials on the property, including the following:

               (a) Regent will hire a contractor who will raise the grounding anchors for the transmitting tower guy wires a minimum of two feet above the existing ground level and strengthen or replace sections of the guy wires if needed to raise the anchors. After Kern County has placed clean dirt fill around the tower as provided below, Regent will install and connect a new set of 50-foot-long radial grounding wires to the antenna tower, place pea gravel over the new grounding wires and "retune" the antenna tower to industry specifications.

               (b) Kern County will import, spread, compact and maintain clean dirt fill over the entire Leased Premises or, in its sole discretion, with respect to the area around the structure housing the transmitter equipment, will pave or spread pea gravel and maintain the same.

               (c) To reimburse Regent for the costs of step (a) above and any lost broadcast revenue as a result thereof, up to a maximum of $25,000, Kern County will deposit in escrow pursuant to the terms of the Tower Site Purchase Agreement (as defined below) $25,000.

         In the event all of such remedial work has not been completed prior to the Closing hereunder, at the Closing Regent shall assign to Buyer all of Regent's rights to the $25,000 escrow fund (less the portion thereof equal to Regent's unreimbursed out-of-pocket costs incurred in the furtherance of step
(a)) and Buyer shall assume and perform all of Regent's duties or agreements relating to the steps Regent is to take under the Tower Site Purchase Agreement to modify the existing broadcast facilities on the site.


ARTICLE 11: CONDITIONS OF CLOSING BY BUYER
            ------------------------------

         The obligations of Buyer hereunder are, at its option, subject to satisfaction, at or prior to Closing, of each of the following conditions:

         11.1. REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Regent made in this Agreement shall be true and correct in all material respects as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement, and the covenants and agreements to be complied with and performed by Regent at or prior to Closing shall have been complied with or performed in all material respects. Buyer shall have received a certificate dated as of the Closing Date from Regent, executed by an authorized officer of Regent to the effect that the conditions set forth in this Section have been satisfied.

         11.2. GOVERNMENTAL CONSENTS. The FCC Consent and, if applicable, DOJ Consent and HSR Clearance, shall have been obtained, and no court or governmental order prohibiting Closing shall be in effect.

         11.3. SALE OF KAVC-AM TOWER SITE TO KERN COUNTY. Regent shall have entered into a valid and binding contract for the sale of the Tower Site to Kern County, California, and such contract will provide that such transfer will be subject to the Lease which will run to Regent's and Buyer's successors and assigns, run with the land and be referred to in the deed; and will provide for full indemnity of Buyer, its successors and assigns, for "any and all losses, claims, liabilities and costs (including, without limitation, cleanup and investigatory costs, fines and penalties, and reasonable attorneys' and consultants' fees) associated with the presence as of the commencement date of the Lease of any hazardous substance, pollutant or contaminant on the Tower Site as a result of the past operation of a burn dump on the Tower Site by Kern County, California" (or in form otherwise reasonably acceptable to Buyer) (the "Tower Site Purchase Agreement").


ARTICLE 12: CONDITIONS OF CLOSING BY REGENT
            -------------------------------

         The obligations of Regent hereunder are, at its option, subject to satisfaction, at or prior to Closing, of each of the following conditions:

         12.1. REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement, and the covenants and agreements to be complied with and performed by Buyer at or prior to Closing shall have been complied with or performed in all material respects. Regent shall have received a certificate dated as of the Closing Date from Buyer, executed by an authorized officer of Buyer, to the effect that the conditions set forth in this Section have been satisfied.

         12.2. GOVERNMENTAL CONSENTS. The FCC Consent and, if applicable, DOJ Consent and HSR Clearance, shall have been obtained, and no court or governmental order prohibiting Closing shall be in effect.

ARTICLE 13: EXPENSES
            --------

         13.1. EXPENSES. Each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement, except that (i) all recordation, transfer and documentary taxes, fees and charges, and any excise, sales or use taxes, applicable to the transfer of the Station Assets shall be paid by Regent, (ii) all FCC filing fees shall be paid equally by Buyer and Regent, and (iii) all HSR Act filing fees and expenses shall be paid equally by Regent and Buyer.

ARTICLE 14: DOCUMENTS TO BE DELIVERED AT CLOSING
            ------------------------------------

         14.1. BUYER'S DOCUMENTS. At Closing, Buyer shall deliver or cause to be delivered to Regent:

               (i) certified copies of resolutions authorizing its execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;

               (ii) the certificate described in Section 12.1;

               (iii) such documents and instruments of assumption as may be necessary to assume the Assumed Obligations; and

               (iv) the Cash Payment in accordance with Section 3.1 hereof.

         14.2. REGENT'S DOCUMENTS. At Closing, Regent shall deliver or cause to be delivered to Buyer:

               (i) the certified copies of resolutions authorizing its execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;

               (ii) the certificate described in Section 11.1;

               (iii) such bills of sale, assignments, special warranty deeds, documents of title and other instruments of conveyance, assignment and transfer as may be necessary to convey, transfer and assign the Station Assets to Buyer, free and clear of Liens, except for Permitted Liens; and

               (iv) the executed Tower Site Purchase Agreement.


ARTICLE 15: SURVIVAL; INDEMNIFICATION.
            -------------------------

         15.1. SURVIVAL. It is the express intention and agreement of the parties to this Agreement that all covenants and agreements (together, "Agreements") and all representations and warranties (together, "Warranties") made by Buyer and Regent in this Agreement shall survive the Closing (regardless of any knowledge, investigation, audit or inspection at any time made by or on behalf of Buyer or Regent) as follows:

               (a) The Agreements shall survive the Closing without limitation.

               (b) The Warranties in SECTION 7.5 or otherwise relating to the federal, state, local or foreign tax obligations of Regent shall survive the Closing until thirty (30) days following the period of the applicable statute of limitations, plus any extensions or waivers granted or imposed with respect thereto.

               (c) All other Warranties shall survive for a period of two hundred seventy (270) days from the Closing Date

         15.2. INDEMNIFICATION.
               ---------------

               (a) From and after the Closing, Buyer shall defend, indemnify and hold harmless Regent from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys' fees and expenses ("Damages") incurred by Regent arising out of or resulting from: (i) any breach or default by Buyer under this Agreement; or (ii) the Assumed Obligations or the business or operation of the Stations after Closing.

               (b) From and after the Closing, Regent shall defend, indemnify and hold harmless Buyer from and against any and all Damages incurred by Buyer arising out of or resulting from: (i) any breach or default by Regent under this Agreement; or (ii) the Retained Obligations or, subject to the terms of the Time Brokerage Agreement, the business or operation of the Stations before Closing provided, however, that for claims for breach of Warranties, Regent shall have no liability to Buyer hereunder until, and only to the extent that, Buyer's aggregate Damages exceed $50,000 (except for Damages (x) for any Liens not in compliance with subsection (iii) of the last paragraph of 1.1 ("Lien Default") or (y) for breach of the Encroachment Representation ("Encroachment Default") for which Regent shall have liability for all such Damages under $200,000 or in excess of $250,000) and (ii) the maximum liability of Regent in all cases of indemnification hereunder shall be $1,000,000.

Provided, however, Buyer agrees that before making a claim for Damages for Lien Default, or Encroachment Default, that it shall use its reasonable best efforts to allow Regent to avoid or cure any such default and Damages through the use of lease, contract or any other reasonable arrangements.

         15.3. PROCEDURES. The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties or other circumstances that could give rise to an indemnification obligation hereunder against the indemnifying party (a "Claim"), but a failure to give such notice or delaying such notice shall not affect the indemnified party's right to indemnification and the indemnifying party's obligation to indemnify as set forth in this Agreement, except to the extent the indemnifying party's ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced. The obligations and liabilities of the parties with respect to any Claim shall be subject to the following additional terms and conditions:

               (a) The indemnifying party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense or opposition to such Claim.

               (b) In the event that the indemnifying party shall elect not to undertake such defense or opposition, or, within twenty (20) days after written notice (which shall include sufficient description of background information explaining the basis for such Claim) of any such Claim from the indemnified party, the indemnifying party shall fail to undertake to defend or oppose, the indemnified party (upon further written notice to the indemnifying party) shall have the right to undertake the defense, opposition, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).

               (c) Anything herein to the contrary notwithstanding: (i) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim;
(ii) the indemnifying party shall not, without the indemnified party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such Claim; and (iii) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party and the indemnified party and their respective counsel or other representatives shall cooperate in good faith with respect to such Claim.

               (d) All claims not disputed shall be paid by the indemnifying party within thirty (30) days after receiving notice of the Claim. "Disputed Claims" shall mean claims for Damages by an indemnified party which the indemnifying party objects to in writing within thirty (30) days after receiving notice of the Claim. In the event there is a Disputed Claim with respect to any Damages, the indemnifying party shall be required to pay the indemnified party the amount of such Damages for which the indemnifying party has, pursuant to a final determination, been found liable within ten (10) days after there is a final determination with respect to such Disputed Claim. A final determination of a Disputed Claim shall be (i) a judgment of any court determining the validity of a Disputed Claim, if no appeal is pending from such judgment and if the time to appeal therefrom has elapsed; (ii) an award of any arbitration determining the validity of such disputed claim, if there is not pending any motion to set aside such award and if the time within which to move to set aside such award has elapsed; (iii) a written termination of the dispute with respect to such claim signed by the parties thereto or their attorneys; (iv) a written acknowledgment of the indemnifying party that it no longer disputes the validity of such claim; or (v) such other evidence of final determination of a disputed claim as shall be acceptable to the parties. No undertaking of defense or opposition to a Claim shall be construed as an acknowledgment by such party that it is liable to the party claiming indemnification with respect to the Claim at issue or other similar Claims.

ARTICLE 16: TERMINATION
            -----------

         16.1. TERMINATION. This Agreement may be terminated at any time prior to Closing as follows:

               (a) by mutual written consent of Buyer and Regent;

               (b) by written notice of Buyer to Regent if Regent (i) does not satisfy the conditions or perform the obligations to be satisfied or performed by it on the Closing Date, including without limitation, the consummation of the Closing in accordance with the Agreement; or (ii) otherwise breaches in any material respect any of its representations or warranties or defaults in any material respect in the performance of any of its covenants or agreements herein contained and such breach or default is not cured within the Cure Period (defined below)

               (c) by written notice of Regent to Buyer if Buyer (i) does not satisfy the conditions or perform the obligations to be satisfied or performed by it on the Closing Date, including without limitation, the consummation of the Closing in accordance with the Agreement; or (ii) otherwise breaches in any material respect any of its representations or warranties or defaults in any material respect in the performance of any of its covenants or agreements herein contained and such breach or default is not cured within the Cure Period (defined below)

               (d) by written notice of either party to the other if the FCC denies the FCC Application;

               (e) by written notice of Regent to Buyer if the FCC Consent, and if necessary DOJ Consent and HSR Clearance, have not been obtained before the date four months after the date of this Agreement;

               (f) by written notice of Buyer to Regent or Regent to Buyer if the Closing shall not have been consummated by September 30, 2001; or

               (g) by written notice of Buyer to Regent or Regent to Buyer if the party giving such notice has terminated the Time Brokerage Agreement.

         The term "Cure Period" as used herein means a period commencing the date a party receives from the other written notice of breach or default hereunder and continuing until the earlier of (i) thirty (30) days thereafter or
(ii) the Closing Date; provided, however, that if the breach or default cannot reasonably be cured within such period but can be cured before the Closing Date, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the Closing Date. Except as set forth below, the termination of this Agreement shall not relieve any party of any liability for breach or default under this Agreement prior to the date of termination. Notwithstanding anything contained herein to the contrary, Section 13.1 shall survive any termination of this Agreement.

         16.2. REMEDIES. The parties recognize that if either party refuses to consummate the Closing pursuant to the provisions of this Agreement or either party otherwise breaches or defaults such that the Closing has not occurred ("Breaching Party"), monetary damages alone will not be adequate to compensate the non-breaching party ("Non-Breaching Party") for its injury. Such Non-Breaching Party shall therefore be entitled to obtain specific performance of the terms of this Agreement in lieu of, and not in addition to, any other remedies, including but not limited to monetary damages, that may be available to it; provided however, that Buyer may elect to recover liquidated damages in lieu of obtaining specific performance. If any action is brought by the Non-Breaching Party to enforce this Agreement, the Breaching Party hereby waives the defense in any such suit that the Non-Breaching Party has an adequate remedy at law and agrees not to interpose any opposition, legal or otherwise, as to the propriety of specific performance as a remedy. In the event of a default by the Breaching Party which results in the filing of a lawsuit for damages, specific performance, or other remedy, the Non-Breaching Party shall be entitled to reimbursement by the Breaching Party of reasonable legal fees and expenses incurred by the Non-Breaching Party, provided that the Non-Breaching Party is successful in such lawsuit.

         16.3. LIQUIDATED DAMAGES. If Regent terminates this Agreement pursuant to Section 16.1(c), then the Deposit shall be delivered to Regent, and the proceeds thereof shall constitute liquidated damages; provided however, Regent shall not be entitled to liquidated damages in the event Regent terminates this Agreement because of a failure of a condition to be satisfied if such failure is not caused by a failure of Buyer to perform the obligations to be satisfied or performed by it under this Agreement. Provided further, Regent shall not be entitled to liquidated damages unless all of the Buyer's conditions precedent to its obligation to close as provided for in Article 11 have been satisfied and Buyer fails to consummate the Closing on the Closing Date and Regent is not in material default or breach of any of its obligations under the Agreement and has otherwise satisfied the conditions and has performed the obligations to be satisfied or performed by it pursuant to the Agreement in all material respects. It is understood and agreed that such liquidated damages amount represents Regent's and Buyer's reasonable estimate of actual damages and does not constitute a penalty.


ARTICLE 17: MISCELLANEOUS PROVISIONS
            ------------------------

         17.1. CASUALTY LOSS. In the event any loss or damage of the Station Assets exists on the Closing Date, the parties shall consummate the Closing and assign all proceeds of any insurance payable on account of such damage or loss.

         17.2. FURTHER ASSURANCES. After the Closing, each party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby to exchange assets and assume obligations as contemplated by this Agreement.

         17.3. ASSIGNMENT. Except as set forth in Section 10.5 (1031 Exchange), neither party may assign this Agreement without the prior written consent of the other party hereto, provided that Buyer may assign its right to acquire one or more of the radio stations covered by this Agreement to one or more 100% owned affiliates of Buyer if such assignment does not delay the governmental consents contemplated by Article 5 (or otherwise delay Closing), the representations made by it under this Agreement are true with respect to the assignee(s), and Buyer gives Regent prior written notice thereof. No such assignment shall relieve Buyer of any obligation or liability under this Agreement. With respect to any permitted assignment, the parties shall take all such actions as are reasonably necessary to effectuate such assignment, including but not limited to cooperating in any appropriate filings with the FCC or other governmental authorities. All covenants, agreements, statements, representations, warranties and indemnities in this Agreement by and on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and permitted assigns of the parties hereto.

         17.4. AMENDMENTS. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

         17.5. HEADINGS. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         17.6. GOVERNING LAW. The construction and performance of this Agreement shall be governed by the laws of the State of California without giving effect to the choice of law provisions thereof.

         17.7. NOTICES . Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, including by facsimile, and shall be deemed to have been received on the date of personal delivery, on the third day after deposit in the U.S. mail if mailed by registered or certified mail, postage prepaid and return receipt requested, on the day after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery or when delivered by facsimile transmission, and shall be addressed as follows (or to such other address as any party may request by written notice):

if to Buyer:                      Concord Media Group of California, Inc.
                                  11521 Innfields Drive
                                  Odessa, Florida 33556
                                  Attention:  Mark Jorgenson
                                  Facsimile:  (813) 926-9001


with a copy (which shall not
constitute notice) to:
                                  Rosenman & Colin LLP
                                  805 15th Street, NW, 9th Floor
                                  Washington, DC 20005-2212
                                  Attention:  Lee W. Shubert, Esq.
                                  Facsimile:  (202) 216-4700


if to Regent:                     c/o Regent Communications, Inc.
                                  100 East River Center
                                  Blvd., Ninth Floor
                                  Covington, KY 41011
                                  Attention: Terry S. Jacobs

                                  Facsimile: (606) 292-0352


with a copy (which shall not
constitute notice) to:
Strauss & Troy
                                  The Federal Reserve Building
                                  150 East Fourth Street
                                  Cincinnati, Ohio 45202
                                  Attention:  Alan C. Rosser, Esq.
                                  Facsimile: 513-241-8259


         17.8. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

         17.9. NO THIRD PARTY BENEFICIARIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

         17.10. SEVERABILITY. The parties agree that if one or more provisions contained in this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect under any applicable law, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

         17.11. ENTIRE AGREEMENT. This Agreement, and any other document executed by the parties pursuant or in connection with this Agreement of even date embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein.






                            [SIGNATURE PAGE FOLLOWS]

                   SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT
                   ------------------------------------------

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


BUYER:                             CONCORD MEDIA GROUP OF CALIFORNIA, INC.

                                   By: /s/ Mark W. Jorgenson
                                       -------------------------------------

                                   Name: Mark W. Jorgenson

                                   Title: President

REGENT:                            REGENT BROADCASTING OF PALMDALE, INC.


                                   By: /s/ Terry S. Jacobs
                                       -------------------------------

                                   Name: Terry S. Jacobs

                                   Title: Chairman


                                   REGENT LICENSEE OF PALMDALE, INC.

                                   By: /s/ Terry S. Jacobs
                                       -------------------------------

                                   Name: Terry S. Jacobs

                                   Title: Chairman